Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

APPLIED OPTOELECTRONICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other	1,634,000	(2)	$1.96	(3)	$3,202,640	0.0000927	$297
Total Offering Amounts							$3,202,640		$297
Total Fee Offsets									$—
Net Fee Due									$297

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement shall also cover any additional shares of Applied Optoelectronics, Inc. (the “Registrant”) common stock, $0.001 per share (“Common Stock”), that become issuable under the Applied Optoelectronics, Inc. Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Represents 1,634,000 additional shares of Common Stock reserved for issuance under the 2021 Plan.

(3)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for purposes of calculating the registration fee. The price for the Common Stock being registered hereby is based on a price of $1.96 per share of Common Stock, which is the average of the high ($2.01) and low ($1.91) trading prices for a share of Common Stock of the Registrant on June 15, 2022, as reported on the Nasdaq Stock Market.